ARTICLES SUPPLEMENTARY
                        TO THE DECLARATION OF TRUST OF
                    HEALTH AND RETIREMENT PROPERTIES TRUST


                   Pursuant to Section 8-203(b) of Title 8
                 of the Corporations and Associations Article
                      of the Annotated Code of Maryland


       Health and Retirement Properties Trust, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

       FIRST: Pursuant to authority expressly vested in the Board of Trustees of the Trust by Article VI of the Declaration of Trust of the Trust, the Board of Trustees has duly divided and classified 2,000,000 shares of the Preferred Shares of Beneficial Interest of the Trust into a series designated Series A Preferred Shares and has provided for the issuance of such series.

       SECOND: The terms of the Series A Preferred Shares are set by the Board of Trustees as follows:



                          SERIES A PREFERRED SHARES


       SECTION I.     Designation and Amount; Number of Shares.

       There is hereby established a series of the Trust's Preferred Shares of Beneficial Interest, par value $.01 per share ("Preferred Shares") consisting of 2,000,000 Preferred Shares. The designation of such series shall be "Series A Preferred Shares" (hereinafter "Series A Preferred Shares").


       SECTION II.    Voting Rights.

       Each Series A Preferred Share shall have, as to all matters submitted to a vote of the shareholders of the Trust, one-tenth the number of votes to which such share would be entitled if it were a common share of beneficial interest, $.01 par value per share, of the Trust (a "Common Share"). The holders of the Series A Preferred Shares shall not be entitled to vote separately as a class as to any matter.


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       SECTION III.   Dividends.

       Except as otherwise provided in this Section III, the holders of the Series A Preferred Shares shall participate equally with holders of Common Shares in all dividends (other than dividends paid in Common Shares of the Trust, which dividends shall be paid in Series A Preferred Shares based upon the conversion ratio provided below) payable to shareholders of the Trust, when, as and if declared by the Board of Trustees. The holders of the Series A Preferred Shares shall not be entitled to receive any dividend declared by the Trust's Board of Trustees in respect of the Trust's operations during the fiscal quarter ending immediately prior to the date of issuance of the Series A Preferred Shares. The holders of the Series A Preferred Shares shall be entitled to receive only a portion of any dividend declared by the Board of Trustees on the Common Shares in respect of the Trust's operations during the fiscal quarter during which the Series A Preferred Shares are issued, prorated based on the following formula:

                 P = (D/X) x N;

  where P = the dividend payable per Series A Preferred Share, D = the dividend payable per Common Share declared by the Board of Trustees, X = the number of days in the fiscal quarter during which the Series A Preferred Shares are issued, and N = the number of days during the fiscal quarter on which the Series A Preferred Shares were issued and outstanding.


       SECTION IV.    Liquidation.

       Upon any liquidation, dissolution or winding up of the Trust, after payment or provision for payment of all debts and other obligations and liabilities of the Trust, the holders of the Series A Preferred Shares shall be entitled, before any distribution or payment is made upon any other shares of the capital stock of the Trust (other than Preferred Shares which have a senior or equal priority to the Series A Preferred Shares), to be paid an amount equal to $15.00 per Series A Preferred Share, and the holders of the Series A Preferred Shares shall not be entitled to any further payment. Upon any such liquidation, dissolution or winding up of the Trust, after the holders of the Series A Preferred Shares shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Trust may be distributed to the holders of Preferred Shares subordinated to the Series A Preferred Shares or to the holders of the Common Shares.

       If, upon any such liquidation, dissolution or winding up of the Trust, the assets of the Trust distributable as aforesaid among the holders of the Series A Preferred Shares, and any other Preferred Shares having equal priority, at the time outstanding, shall be insufficient to permit the payment to them of the full preferential amounts to which they are entitled, then the entire assets of the Trust so available for distribution shall be distributed ratably among the holders of the Series A Preferred Shares, and any other Preferred Shares having equal priority, at the time outstanding, so that an equal amount (rounded down to the nearest whole cent) is paid with respect to each such Preferred


                                     -3-

  Share.

       Neither the consolidation nor merger of the Trust into or with any other trust, corporation or corporations, nor the sale or transfer by the Trust of all or any part of its assets, nor the reorganization or recapitalization of the Trust, nor the reduction of the capital stock of the Trust, shall, in and of itself, be deemed to be a liquidation, dissolution or winding up of the Trust within the meaning of any of the provisions of this section; provided, however, that Section V.B. hereof may apply to such a transaction.


       SECTION V.  Transfer of Shares; Conversion.

  A.  Transfer and Conversion Procedures.

            1. The Series A Preferred Shares will be issued by the Trust in connection with the Trust's acquisition of certain properties to the sellers of such properties. Such sellers shall hereafter be referred to as "Initial Holders". The Initial Holders may not sell, transfer or make any disposition or conversion of any Preferred Shares prior to the first to occur of (a) the day after the record date for the dividend declared by the Board of Trustees of the Trust in respect of the Trust's operations during the fiscal quarter during which the Series A Preferred Shares are initially issued, or (b) the day after the Board of Trustees of the Trust announces that no dividend will be declared for such fiscal quarter.

            2. At any time on or after the date specified in Section V.A.1., an Initial Holder of any Series A Preferred Shares may transfer Series A Preferred Shares to any bona fide transferee who or which is unaffiliated with such Initial Holder, provided, however, that upon such transfer, the transferred Series A Preferred Shares shall automatically be converted into Common Shares on the basis of one (1) Common Share for each Series A Preferred Share (the "Conversion Ratio").

            3. Each conversion of Series A Preferred Shares will be deemed to have been effected simultaneously with the sale, transfer or other disposition in accordance with the terms of Section V.A.1. or V.A.2. At such time as the conversion of any Series A Preferred Share has been effected, the rights of the holder of such Series A Preferred Share as such holder will cease and the person or persons in whose name or names any certificate or certificates for Common Shares are to be issued upon such conversion will be deemed to have become the holder or holders of record of the number of Common Shares represented thereby.

            4. As soon as practicable after a conversion has been effected, the Trust will deliver to the holder of such shares:

                 a. a certificate or certificates representing the number of Common Shares issuable by reason of such conversion, in such name or names and such denomination or denominations as the Initial Holder has specified; and

            5. a certificate representing any Series A Preferred Shares which were represented by the certificate or certificates delivered to the Trust in connection with such conversion but which were not converted.

            6. Failure of the Initial Holder to deliver to the Trust a certificate for Series A Preferred Shares converted pursuant to this
  Section V shall not affect the conversion of such Series A Preferred Shares which subsequent to such conversion shall for all purposes be and be treated as Common Shares.

            7. The issuance of certificates for Common Shares upon conversion of Series A Preferred Shares will be made without charge to the holders of such Series A Preferred Shares for any issuance tax in respect thereof or other cost incurred by the Trust in connection with such conversion and the related issuance of Common Shares.

            8. No voluntary or involuntary sale, transfer or other disposition of Series A Preferred Shares may be made or suffered to exist by an Initial Holder except in accordance with this Section V.


  B.  Subdivision or Combination of Common Shares.

       If the Trust at any time subdivides (by any stock split, stock dividend or otherwise) its outstanding Common Shares into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision will be proportionately increased, and if the Trust at any time combines (by reverse stock split or otherwise) its outstanding Common Shares into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination will be proportionately reduced.

  C.  Reservation of Common Shares.

       So long as any Series A Preferred Shares remain outstanding, the Trust shall reserve and keep available out of its authorized but unissued Common Shares, solely for effecting the conversion of Series A Preferred Shares, the full number of Common Shares then deliverable upon the conversion of all Series A Preferred Shares outstanding.

  D.  Notices.

       As soon as practicable after any adjustment of the Conversion Ratio, the Trust will send written notice thereof to all holders of Series A Preferred Shares, at their addresses as shown on the stock transfer records of the Trust.

  E.  Mandatory Conversion.

            1. The Board of Trustees of the Trust, at any time, may declare that all, but not less than all, outstanding Series A Preferred Shares shall be converted into Common Shares at the Conversion Ratio then in effect.

            2. The Trust will mail to each holder of Series A Preferred Shares, at such holder's address as shown on the stock transfer records of the Trust, written notice of a conversion pursuant to this paragraph not less than 10 and not more than 90 days before the date on which the Series A Preferred Shares are to be converted. Such notice will (a) make specific reference to this Section, (b) set forth the facts on which the conversion hereunder is based, and (c) state the date of the conversion (the "Mandatory Conversion Date").

            3. Any Series A Preferred Share not surrendered for conversion on or prior to the Mandatory Conversion Date will be deemed to have been converted on the Mandatory Conversion Date. No Series A Preferred Share will be entitled to any dividends accruing after such Mandatory Conversion Date and on such Mandatory Conversion Date all rights of the holder of such Series A Preferred Share as such holder will cease, and such Series A Preferred Share will not be deemed to be outstanding thereafter.

            4. The Trust shall, within 20 days after the Mandatory Conversion Date (or as soon thereafter as the holder has tendered the certificate or certificates representing the Series A Preferred Shares), send or deliver to each former holder of Series A Preferred Shares, at such holder's address as shown on the stock transfer records of the
  Trust:

                 a. a certificate or certificates representing the number of whole Common Shares issuable by reason of the conversion of such holder's Series A Preferred Shares, in such name or names and such denomination or denominations as the converting holder has specified, or, if the converting holder has not so specified, a single certificate representing such number of whole shares, in the name of such holder; and

                 b. payment in cash in lieu of any fractional Common Share to which the converting holder would be entitled if such fractional share was issuable, based upon the closing price on the New York Stock Exchange (or such other exchange on which the Common Shares are then listed) for a Common Share as of such Mandatory Conversion Date (or, if no Common Shares were traded on such date, the most recent date on which Common Shares were traded).

            IN WITNESS WHEREOF, the Trust has caused these presents to be signed in its name and on its behalf by the members of the Board of Trustees of the Trust and witnessed by its Secretary on __________, 1994.

  WITNESS:                           HEALTH AND RETIREMENT
                                      PROPERTIES TRUST


  _________________________          ______________________________
  Secretary                          John L. Harrington, Trustee


                                     _____________________________
                                     Arthur G. Koumantzelis, Trustee


                                     ____________________________
                                     Rev. Justinian Manning, C.P., Trustee


                                     ____________________________
                                     Gerard M. Martin, Trustee


                                     ___________________________
                                     Barry M. Portnoy, Trustee